   Exhibit 99.1

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES RESULTS
FOR FOURTH QUARTER AND YEAR-END

ST.     PAUL, March 6, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today fourth-quarter and year-end revenues and earnings for the periods ending December 31, 2002. For the three-month period, revenues were $12,123,000, down slightly from $12,336,000 for the prior-year period. The Company recorded an operating loss of ($107,000) for the quarter, compared to operating income of $665,000 for the prior-year period. The Company recorded a net loss of ($443,000) for the three-month period, or ($0.09) per diluted share, compared to net income of $310,000, or $0.06 per diluted share for the prior-year period. For the twelve-month period, revenues increased 6.0% to just over $52,024,000, compared to $49,084,000 for the prior-year period. Net income increased to $12,370,000 for the year 2002, compared to $2,498,000 in 2001. As previously announced, the Company recorded a $10.8 million non-cash tax benefit as part of net income during the third quarter of 2002. The benefit was recorded based on the Company’s recently improved historical performance and projected future results.

“Our operating results reflect the dismal labor market and the lagging economy, but they also demonstrate our ability to grow and remain profitable through such environments” said Dick Braun, chief executive officer. “We fell short of our consolidated revenue goals, and the fourth quarter was negatively impacted by the cancellation of three clinical trials studies that were expected to generate nearly $1,000,000. However, we did achieve a number of strong top-line results throughout 2002. Most notably, we landed a record number of new accounts within both of our business segments, adding more than 2,600 new lab clients and nearly 1,600 new diagnostic clients during the year. We also recorded our fifth consecutive year of double-digit growth within our diagnostic operations, and we grew our specialty lab revenue more than 22% from the prior year to $12.4 million. While these accomplishments did not make up for the decrease in volumes that we experienced from our existing client base during 2002, they did allow us to remain profitable for the year. Our PROFILE®-II device sales to existing workplace clients remained sluggish and our VERDICT®-II product sales to government clients continued to reflect the impact of state budget restrictions. When we consider that our 2001 diagnostic results were positively impacted by budget surpluses from stronger economic times, we are pleased with the growth and profitability that we achieved within this segment during 2002.”

“As we head into 2003, we will make investments that will allow us to continue our profitable growth,” Braun said. “We will focus our energy on increasing the efficiency of our lab and diagnostic divisions, and we will explore opportunities to leverage our experience and technology into new products and services. We are as optimistic as ever about our future, and we like the positions that we maintain in our markets. We believe that our past achievements and current operating strategy will bring great things for the future of MEDTOX.”

MEDTOX will hold a teleconference to discuss fourth quarter and year end results on Thursday, March 6, at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 800-387-5648 a few minutes prior to the scheduled start time on March 6 will access a listen-only broadcast of the teleconference. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through March 13 at 800-642-1687, reservation code # 8101081. International callers may access the replay at 706-645-9291, with the same reservation code # 8101081.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified on page three of the Company’s 2001 annual report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands except per share amounts) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
REVENUES:
Laboratory services	$9,234	$9,249	$39,673	$37,990
Product sales	2,889	3,087	12,351	11,094

	12,123	12,336	52,024	49,084
COST OF REVENUES:
Cost of services	6,609	6,197	26,793	25,878
Cost of sales	1,145	880	4,684	3,759

	7,754	7,077	31,477	29,637

GROSS PROFIT	4,369	5,259	20,547	19,447

OPERATING EXPENSES:
Selling, general and administrative	4,164	4,258	16,316	14,436
Research and development	312	336	1,217	1,292

	4,476	4,594	17,533	15,728

INCOME FROM OPERATIONS	(107)	665	3,014	3,719

OTHER INCOME (EXPENSE):
Interest expense, net	(319)	(332)	(1,344)	(1,123)
Other expense, net	(17)	(23)	(83)	(98)

	(336)	(355)	(1,427)	(1,221)

INCOME BEFORE INCOME TAX BENEFIT	(443)	310	1,587	2,498

INCOME TAX BENEFIT	--	--	10,783	--

NET INCOME	$(443)	$310	$12,370	$2,498

BASIC EARNINGS PER COMMON
SHARE (1)	$(0.09)	$0.07	$2.58	$0.57

DILUTED EARNINGS PER COMMON
SHARE (1)	$(0.09)	$0.06	$2.47	$0.54

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic (1)	4,811,340	4,642,516	4,798,098	4,401,950
Diluted (1)	4,811,340	5,030,657	5,011,330	4,614,151
(1) Share and per share amounts for the three and twelve-month periods ended December 31, 2002 and 2001 have been restated for ten percent stock dividends.